Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
mpoole@hersheys.com	jbeckman@hersheys.com

Hershey Reports Third-Quarter 2020 Financial Results;
Provides 2020 Outlook

HERSHEY, Pa., November 6, 2020 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the third quarter ended September 27, 2020.

Third-Quarter 2020 Financial Results Summary1
•Consolidated net sales of $2,219.8 million, an increase of 4.0%.
•Organic, constant currency net sales increased 3.8%.
•The net impact of acquisitions and divestitures on net sales was a 0.8 point benefit, while foreign currency exchange was a 0.6 point headwind.
•Reported net income of $447.3 million, or $2.14 per share-diluted, an increase of 39.0%.
•Adjusted earnings per share-diluted of $1.86, an increase of 15.5%.
1 All comparisons for the third quarter of 2020 are with respect to the third quarter ended September 29, 2019

"We had a strong third quarter, with accelerated reported net sales growth of 4%, adjusted diluted EPS growth of more than 15% and confectionery share gains across markets, including an almost 190 basis point gain in the U.S. Our core U.S. business remains healthy as consumers reach for small treats during the pandemic, and our decision to lean into Halloween ahead of the season supported consumers' desire to find new and creative ways to celebrate safely. We also saw sequential improvement in the areas of our business hit hardest by COVID-19, including our international markets, owned retail locations and food service business,” said Michele Buck, The Hershey Company President and Chief Executive Officer. "We are continuing to focus on executing with excellence, investing in the business, and advancing our strategic priorities to deliver a strong fourth quarter and position us well for 2021."

Third-Quarter 2020 Results
Consolidated net sales were $2,219.8 million in the third quarter of 2020 versus $2,134.4 million in the year ago period, an increase of 4.0%. Price realization was a 2.9 point benefit and volume growth was a 0.9 point benefit, both driven by strength in the North America segment. The net impact of acquisitions and divestitures was a 0.8 point benefit driven by the acquisition of ONE Brands. Foreign currency exchange was a 0.6 point headwind.

Reported gross margin was 48.7% in the third quarter of 2020, compared to 44.2% in the third quarter of 2019, an increase of 450 basis points. The increase reflects a higher derivative mark-to-market commodity gain in the current period, along with net price realization. Adjusted gross margin was 45.4% in the third quarter of 2020, compared to 44.8% in the third quarter of 2019, an increase of 60 basis points driven by pricing gains which were partially offset by unfavorable commodities and increased warehouse costs related to elevated demand in North America.

Selling, marketing and administrative expenses decreased 2.6% in the third quarter of 2020 versus the third quarter of 2019. Advertising and related consumer marketing expenses decreased 4.6% in the third quarter of 2020 versus the same period last year driven by media cost efficiencies and optimized brand investment. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, decreased 1.5% versus the third quarter of 2019. This decrease was driven by COVID-19 related travel and meeting expense savings and the timing of investments in key strategic initiatives compared to the prior year.

Third-quarter 2020 reported operating profit of $611.4 million increased 32.7% versus the third quarter of 2019, resulting in an operating profit margin of 27.5%, an increase of 590 basis points. This increase was driven by higher gross profit due to the previously mentioned higher derivative mark-to-market commodity gain in the current period. Adjusted operating profit of $543.3 million increased 13.9% versus the third quarter of 2019. This resulted in an adjusted operating profit margin of 24.5%, an increase of 220 basis points versus the third quarter of 2019 driven by strong price realization in the North America segment and corporate and operational cost management.

The effective tax rate in the third quarter of 2020 was 20.5%, an increase of 30 basis points versus the third quarter of 2019. The adjusted tax rate in the third quarter of 2020 was 21.5%, an increase of 140 basis points versus the third quarter of 2019. Both the effective and adjusted tax rate increases were primarily driven by lower excess tax benefits from stock-based compensation.

The company’s third-quarter 2020 results, as prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), included items positively impacting comparability of $68.1 million, or $0.28 per share-diluted, as outlined in the table below. For the third quarter of 2019, items negatively impacting comparability totaled $18.4 million, or $0.07 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019

Derivative Mark-to-Market (Gains) Losses	$(71.8)	$12.2	$(0.34)	$0.06
Business Realignment Activities	—	1.6	—	0.01
Acquisition-Related Activities	3.7	2.4	0.02	0.01
Pension Settlement Charges Relating to Company-Directed Initiatives	—	2.3	—	0.01
Noncontrolling Interest Share of Business Realignment and Impairment Charges	—	(0.1)	—	—
Tax effect of all adjustments reflected above	—	—	0.04	(0.02)
	$(68.1)	$18.4	$(0.28)	$0.07

The following are comments about segment performance for the third quarter of 2020 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $2,014.2 million in the third quarter of 2020, an increase of 6.3% versus the same period last year. Price realization was a 3.3 point benefit. Volume contributed an additional 2.2 points, driven by an approximate 1.5 point benefit from retailer inventory replenishment and strong consumer takeaway in our everyday chocolate and baking products. The net impact of acquisitions and divestitures was a 0.9 point benefit, while foreign currency exchange was a 0.1 point headwind.

Total Hershey U.S. retail takeaway for the 12 weeks ended October 4, 20202 in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) increased 6.6% versus the prior-year period. Hershey’s U.S. candy, mint and gum (CMG) retail takeaway increased 6.5%, resulting in a category market share gain of 188 basis points. This gain was largely driven by strong sales of Hershey's chocolate brands, which increased 9.8% versus the prior year period. Sales of Hershey's baking items, including peanut butter, syrup, chips and cocoa continued to remain strong, increasing 15.7%. Hershey's salty snacks also performed well, increasing 11.8% in the 12-week period. This strength was partially offset by 19.2% declines in Hershey's refreshment products as the functional need for breath freshening has lessened with social distancing.

Gross margin expanded 100 basis points as strong net price realization more than offset unfavorable commodities and increased warehouse costs from elevated demand. North America advertising and related consumer marketing expenses decreased by 3.1% in the third quarter of 2020 versus the same period last year, largely driven by media cost efficiencies. Though still a decline versus prior year, a portion of these efficiencies in the third quarter were selectively reinvested in brands, occasions and channels that align with the latest consumer behavior trends in light of the pandemic. These gross margin gains and prudent cost management resulted in a segment income increase of 13.5% to $647.1 million in the third quarter of 2020, compared to $570.4 million in the third quarter of 2019.
2 Includes candy, mint, gum, salty snacks, and grocery items

International and Other
Third-quarter 2020 net sales for Hershey’s International and Other segment decreased 14.4% versus the same period last year to $205.7 million. Excluding a 5.1 point headwind from foreign currency exchange rates, constant currency net sales declined 9.3%. Volume was a 9.6 point headwind, slightly offset by pricing gains of 0.3 points in the quarter. This volume softness was largely driven by reduced sales at our company's owned retail locations. While retail locations reopened during the third quarter, foot traffic remained suppressed given reduced consumer travel and capacity restrictions imposed by government regulations. Large declines in air travel further impacted results. Consumer mobility and economic security continue to challenge our international markets, though each market reported improved sales trends versus the second quarter. Combined net sales in Mexico, Brazil, India and China decreased 13.9%. Excluding an 11.6 point headwind from foreign currency exchange rates, combined organic constant currency net sales in Mexico, Brazil, India and China declined 2.3%.

The International and Other segment reported a $24.5 million profit in the third quarter of 2020, reflecting a 37.8% decrease versus the prior year period. Profit declines were driven by the COVID-19 related sales declines, which were partially offset by marketing and overhead cost optimization.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended September 27, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
Mexico	(35.6)%	(8.5)%	(27.1)%	—%	(27.1)%
Brazil	10.8%	(38.7)%	49.5%	—%	49.5%
India	6.1%	(6.0)%	12.1%	—%	12.1%
China	(11.8)%	1.6%	(13.4)%	—%	(13.4)%
Total Four Markets	(13.9)%	(11.6)%	(2.3)%	—%	(2.3)%

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the third quarter of 2020 was $128.3 million, a decrease of $4.5 million, or 3.4% versus the same period of 2019. This decrease was driven by savings in travel and meeting expenses related to COVID-19 along with project timing shifts versus the prior year period.

2020 Full-Year Financial Outlook3
The Hershey Company withdrew its fiscal 2020 guidance on April 23, 2020. While the operating environment continues to evolve, the company is reinstating full-year guidance based on current visibility into sales and costs for the balance of the year.

Full-year reported net sales are expected to increase around 1.0%. This reflects a 2 point headwind from COVID-19 in our International & Other segment. The net impact of acquisitions and divestitures is estimated to be a 0.5 point benefit to net sales growth4, and the impact of foreign currency exchange is anticipated to be a 0.5 point headwind based on current exchange rates.

Full-year reported earnings per share-diluted are expected to be in the range of $6.03 to $6.11, an increase of 10.0% to 12.0% versus 2019. Full-year adjusted earnings per share-diluted are expected to be in the range of $6.18 to $6.24, an increase of 7% to 8% versus 2019.

3 All comparisons for full-year 2020 are with respect to the full-year ended December 31, 2019.
4 Reflects the impact from the acquisition of ONE Brands, LLC.

Below is a reconciliation of projected 2020 and full-year 2019 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2020 (Projected)	2019
Reported EPS – Diluted	$6.03 – $6.11	$5.46
Derivative Mark-to-Market Gains	—	(0.14)
Business Realignment Activities	0.01	0.04
Acquisition-Related Activities	0.02 – 0.04	0.05
Long-Lived and Intangible Asset Impairment Charges	0.04	0.53
Other Miscellaneous Costs (Benefits)	0.06	(0.05)
Tax effect of all adjustments reflected above	—	(0.11)
Adjusted EPS – Diluted	$6.18 – $6.24	$5.78

2020 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Live Webcast

At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its third quarter 2020 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company's website.

Note: In this release, for the third quarter of 2020, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including business realignment activities, acquisition-related activities, pension settlement charges relating to company-directed initiatives, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	September 27, 2020	September 29, 2019
Reported gross profit	$1,080,024	$943,318
Derivative mark-to-market (gains) losses	(71,758)	12,138
Acquisition-related activities	—	674
Non-GAAP gross profit	$1,008,266	$956,130

Reported operating profit	$611,410	$460,815
Derivative mark-to-market (gains) losses	(71,758)	12,138
Business realignment activities	—	1,606
Acquisition-related activities	3,680	2,445
Non-GAAP operating profit	$543,332	$477,004

Reported provision for income taxes	$115,250	$82,178
Derivative mark-to-market (gains) losses*	(9,813)	1,924
Business realignment activities*	—	347
Acquisition-related activities*	851	581
Pension settlement charges relating to Company-directed initiatives*	—	563
Non-GAAP provision for income taxes	$106,288	$85,593

Reported net income	$447,283	$325,307
Derivative mark-to-market (gains) losses	(61,945)	10,214
Business realignment activities	—	1,259
Acquisition-related activities	2,829	1,864
Pension settlement charges relating to Company-directed initiatives	—	1,725
Noncontrolling interest share of business realignment and impairment charges	(40)	(108)
Non-GAAP net income	$388,127	$340,261

Reported EPS - Diluted	$2.14	$1.54
Derivative mark-to-market (gains) losses	(0.34)	0.06
Business realignment activities	—	0.01
Acquisition-related activities	0.02	0.01
Pension settlement charges relating to Company-directed initiatives	—	0.01
Tax effect of all adjustments reflected above**	0.04	(0.02)
Non-GAAP EPS - Diluted	$1.86	$1.61

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	September 27, 2020	September 29, 2019
As reported gross margin	48.7%	44.2%
Non-GAAP gross margin (1)	45.4%	44.8%

As reported operating profit margin	27.5%	21.6%
Non-GAAP operating profit margin (2)	24.5%	22.3%

As reported effective tax rate	20.5%	20.2%
Non-GAAP effective tax rate (3)	21.5%	20.1%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

A reconciliation between reported net sales growth rates and (i) constant currency net sales growth rates and (ii) organic constant currency net sales growth rates is provided below:

	Three Months Ended September 27, 2020
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Impact of Acquisitions and Divestitures	Percentage Change on Organic Constant Currency Basis
North America segment
Canada	3.5%	(0.8)%	4.3%	—%	4.3%
Total North America segment	6.3%	(0.1)%	6.4%	0.9%	5.5%

International and Other segment
Mexico	(35.6)%	(8.5)%	(27.1)%	—%	(27.1)%
Brazil	10.8%	(38.7)%	49.5%	—%	49.5%
India	6.1%	(6.0)%	12.1%	—%	12.1%
China	(11.8)%	1.6%	(13.4)%	—%	(13.4)%
AEMEA Markets	4.0%	—%	4.0%	—%	4.0%
Total International and Other segment	(14.4)%	(5.1)%	(9.3)%	—%	(9.3)%

Total Company	4.0%	(0.6)%	4.6%	0.8%	3.8%

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market (Gains) Losses: The mark-to-market (gains) losses on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding (gains) losses are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years. This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings. There were no business realignment charges during the third quarter of 2020. During the third quarter of 2019, business realignment charges related primarily to severance expenses and third-party costs related to this program.

Acquisition-Related Activities: During the third quarter of 2020, we incurred costs related to the integration of the 2019 acquisition of ONE Brands, LLC. Costs incurred during the third quarter of 2019 related to the integration of the 2018 acquisitions of Amplify Snack Brands, Inc. and Pirate Brands.

Pension Settlement Charges Relating to Company-Directed Initiatives: There were no pension settlement charges during the third quarter of 2020. During the third quarter of 2019, settlement charges in our hourly defined benefit plan were triggered as a result of lump sum withdrawals by employees retiring or leaving the Company under a voluntary separation plan included within our Margin for Growth Program.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: risks related to the impact of the COVID-19 global pandemic on our business, suppliers, distributors, consumers, customers, and employees; the scope and duration of the pandemic; government actions and restrictive measures implemented in response to the pandemic, including the continuation of social distancing guidelines and stay at home orders; disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address the COVID-19 pandemic and resulting changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2020, and our Current Report on Form 8-K filed on May 27, 2020, which are amplified by the global COVID-19 pandemic that has caused and will continue to cause significant challenges, instability, and uncertainty. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended September 27, 2020 and September 29, 2019
(unaudited) (in thousands except per share amounts)

			Third Quarter		Nine Months
			2020	2019	2020	2019

Net sales			$2,219,829	$2,134,422	$5,964,475	$5,918,127
Cost of sales			1,139,805	1,191,104	3,225,277	3,207,561
Gross profit			1,080,024	943,318	2,739,198	2,710,566

Selling, marketing and administrative expense			468,614	481,363	1,352,947	1,388,729
Long-lived asset impairment charges			—	—	9,143	4,741
Business realignment costs (benefits)			—	1,140	(475)	7,342

Operating profit			611,410	460,815	1,377,583	1,309,754
Interest expense, net			37,258	35,456	111,592	106,690
Other (income) expense, net			11,644	17,999	34,394	36,601

Income before income taxes			562,508	407,360	1,231,597	1,166,463
Provision for income taxes			115,250	82,178	247,514	224,129

Net income including noncontrolling interest			447,258	325,182	984,083	942,334

Less: Net loss attributable to noncontrolling interest			(25)	(125)	(3,238)	(171)
Net income attributable to The Hershey Company			$447,283	$325,307	$987,321	$942,505

Net income per share	- Basic	- Common	$2.21	$1.59	$4.87	$4.62
	- Diluted	- Common	$2.14	$1.54	$4.71	$4.47
	- Basic	- Class B	$2.00	$1.45	$4.42	$4.19

Shares outstanding	- Basic	- Common	147,526	149,239	148,810	148,989
	- Diluted	- Common	209,139	211,312	209,423	210,816
	- Basic	- Class B	60,614	60,614	60,614	60,614

Key margins:
Gross margin			48.7%	44.2%	45.9%	45.8%
Operating profit margin			27.5%	21.6%	23.1%	22.1%
Net margin			20.1%	15.2%	16.6%	15.9%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended September 27, 2020 and September 29, 2019
(unaudited) (in thousands of dollars)

	Third Quarter			Nine Months
	2020	2019	% Change	2020	2019	% Change
Net sales:
North America	$2,014,152	$1,894,033	6.3%	$5,442,760	$5,269,031	3.3%
International and Other	205,677	240,389	(14.4)%	521,715	649,096	(19.6)%
Total	$2,219,829	$2,134,422	4.0%	$5,964,475	$5,918,127	0.8%

Segment income:
North America	$647,109	$570,388	13.5%	$1,726,251	$1,606,047	7.5%
International and Other	24,477	39,444	(37.9)%	36,512	81,631	(55.3)%
Total segment income	671,586	609,832	10.1%	1,762,763	1,687,678	4.4%
Unallocated corporate expense (1)	128,254	132,828	(3.4)%	361,830	370,211	(2.3)%
Mark-to-market adjustment for commodity derivatives (2)	(71,758)	12,138	(691.2)%	10,483	(13,447)	(178.0)%
Long-lived asset impairment charges	—	—	NM	9,143	4,741	92.8%
Costs associated with business realignment initiatives	—	1,606	NM	2,170	8,468	(74.4)%
Acquisition-related activities	3,680	2,445	50.5%	4,704	7,951	(40.8)%
Facility closure reserve adjustment	—	—	NM	(3,150)	—	NM
Operating profit	611,410	460,815	32.7%	1,377,583	1,309,754	5.2%
Interest expense, net	37,258	35,456	5.1%	111,592	106,690	4.6%
Other (income) expense, net	11,644	17,999	(35.3)%	34,394	36,601	(6.0)%
Income before income taxes	$562,508	$407,360	38.1%	$1,231,597	$1,166,463	5.6%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net losses (gains) on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM = not meaningful

	Third Quarter		Nine Months
	2020	2019	2020	2019
Segment income as a percent of net sales:
North America	32.1%	30.1%	31.7%	30.5%
International and Other	11.9%	16.4%	7.0%	12.6%

The Hershey Company
Consolidated Balance Sheets
as of September 27, 2020 and December 31, 2019
(in thousands of dollars)

Assets	September 27, 2020	December 31, 2019
	(unaudited)
Cash and cash equivalents	$1,205,889	$493,262
Accounts receivable - trade, net	829,513	568,509
Inventories	958,483	815,251
Prepaid expenses and other	213,211	240,080

Total current assets	3,207,096	2,117,102

Property, plant and equipment, net	2,183,376	2,153,139
Goodwill	1,981,503	1,985,955
Other intangibles	1,303,788	1,341,166
Other non-current assets	554,111	512,000
Deferred income taxes	25,160	31,033

Total assets	$9,255,034	$8,140,395

Liabilities and Stockholders' Equity

Accounts payable	$589,586	$550,828
Accrued liabilities	730,947	702,372
Accrued income taxes	73,652	19,921
Short-term debt	45,680	32,282
Current portion of long-term debt	788,328	703,390

Total current liabilities	2,228,193	2,008,793

Long-term debt	4,093,172	3,530,813
Other long-term liabilities	653,587	655,777
Deferred income taxes	211,269	200,018

Total liabilities	7,186,221	6,395,401

Total stockholders' equity	2,068,813	1,744,994

Total liabilities and stockholders' equity	$9,255,034	$8,140,395